Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 22, 2016, setting forth by month the number of individual smoking and health cases and “Lights/Ultra Lights” cases against Philip Morris USA Inc. that are scheduled for trial through April 31, 2016.

2016

Engle progeny

February	0

March	1

April	6

As of February 22, 2016, there were two Engle progeny cases in trial.

Other Individual Smoking & Health

February	0

March	0

April	0

As of February 22, 2016, there were no non-Engle progeny cases in trial.

“Lights/Ultra Lights”

February	0

March	1

April	0

As of February 22, 2016, there were no “Lights/Ultra Lights” cases in trial.